Press Release

Verint Provides Details for Its June 9 Investor Day

MELVILLE, N.Y., June 3, 2015 - Verint® Systems Inc. (NASDAQ: VRNT) today announced details for its Investor Day scheduled on Tuesday, June 9, 2015 in Las Vegas.

The event will take place from 10:30 a.m. - 5 p.m. PT at the Paris Las Vegas Hotel, the same venue as the company’s Engage™ enterprise global customer conference. Verint Investor Day will feature presentations from the company’s management team, discussions with Verint enterprise customers, and demonstrations of the company’s solutions, including its next-generation cyber threat protection solution.

For more information, select one of the following links to register for the June 9 Verint Investor Day and/or to learn more about the company’s Engage customer conference taking place June 8-11.

Investors unable to attend in person can dial in for a summary and business discussion at 3:30 p.m. PT (6:30 p.m. ET). The conference call can be accessed live at 1-877-703-6108 (United States and Canada) and 1-857-244-7307 (international). The passcode is 20525811. Please dial in 5-10 minutes prior to the scheduled start time. A real-time webcast of the conference call will also be available on our website at www.verint.com.

About Verint Systems Inc.
Verint® is a global leader in Actionable Intelligence®, which has become a necessity in a dynamic world of massive information growth. By empowering organizations with crucial insights, Verint solutions enable decision makers to anticipate, respond and take action, and make more informed, effective and timely decisions. Our solutions are designed to address three important areas of the actionable intelligence market: customer engagement optimization; security intelligence; and fraud, risk and compliance. Verint’s vision is to create A Smarter World with Actionable Intelligence®, and today, more than 10,000 organizations in over 180 countries-including over 80 percent of the Fortune 100-already benefit from this vision. Learn more at www.verint.com and NASDAQ: VRNT.

This press release contains "forward-looking statements," including statements regarding expectations, predictions, views, opportunities, plans, strategies, beliefs, and statements of similar effect relating to Verint Systems Inc. These forward-looking statements are not guarantees of future performance and they are based on management's expectations that involve a number of risks, uncertainties and assumptions, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. For a detailed discussion of these risk factors, see our Annual Report on Form 10-K for the fiscal year ended January 31, 2015 and other filings we make with the SEC. The forward-looking statements contained in this press release are made as of the date of this press release and, except as required by law, Verint assumes no obligation to update or revise them or to provide reasons why actual results may differ.

VERINT, ACTIONABLE INTELLIGENCE, MAKE BIG DATA ACTIONABLE, CUSTOMER-INSPIRED EXCELLENCE, INTELLIGENCE IN ACTION, IMPACT 360, WITNESS, VERINT VERIFIED, KANA, LAGAN, VOVICI, GMT, VICTRIO, AUDIOLOG, ENTERPRISE INTELLIGENCE SOLUTIONS, SECURITY INTELLIGENCE SOLUTIONS, VOICE OF THE CUSTOMER ANALYTICS, NEXTIVA, EDGEVR, RELIANT, VANTAGE, STAR-GATE, ENGAGE, CYBERVISION, FOCALINFO, SUNTECH, and VIGIA are trademarks or registered trademarks of Verint Systems Inc. or its subsidiaries. Other trademarks mentioned are the property of their respective owners.

###

Contact:
Investor Relations
Alan Roden
Verint Systems Inc.
(631) 962-9304
alan.roden@verint.com